Exhibit 10.2
NOTE: CERTAIN MATERIAL HAS BEEN OMMITTED FROM THIS AGREEMENT PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT UNDER RULE 24b-2. THE LOCATIONS OF THESE OMISSIONS ARE INDICATED THROUGHOUT THE AGREEMENT BY THE FOLLOWING MARKINGS: [***].
Kiosk License Agreement
Wal-Mart Stores East, LP, individually and only as to Stores (as defined below) owned, leased, or operated in AL, CT, DE, FL, GA, IN, KY, ME, MD, MA, MI, MS, MO, NH, NJ, NM, NY, NC, OH, OK, PA, RI, SC, TN, VT, VA, WI, WV; Wal-Mart Stores, Inc., individually and only as to Stores owned or leased in AK, AR, AZ, CA, CO, HI, ID, IL, IA, KS, MN, MT, NE, NV, ND, OR, SD, UT, WA, WY; Wal-Mart Louisiana, LLC, individually and only as to Stores owned or leased in Louisiana; and Wal-Mart Stores Texas, LLC, individually and only as to Stores owned or leased in Texas (each referred to as “Retailer” for purposes of this Kiosk License Agreement as it applies to the Store) and H&R Block Services, Inc., operating H&R Block offices through its wholly owned subsidiaries, (“Licensee”) enter into this Kiosk License Agreement effective this 22nd day of August 2007 (this “Agreement”) and agree as follows:
1. Definitions. For purposes of this Agreement, the following definitions apply:
A. “Kiosk” or “Kiosks” means an area of space in which Licensee conducts the Promotion (as defined below) measuring six (6) feet deep by fifteen (15) feet wide with privacy screens around the tax preparation areas that are at least five (5) feet high.
B. “Franchisee” or “Franchisees” means any franchisee operating H&R Block offices.
C. “Promotion” means the tax preparation services offered and provided by Licensee and Licensee’s Franchisees (as defined above) at the Kiosk in accordance with this Agreement.
D. “Full Tax Season” means the period beginning on or about January 2nd of a given year through April 15th of the same year or such later date as the United State Internal Revenue Service permits the filing of federal income tax returns without an extension of the applicable Tax Season.
E. “Peak Tax Season” means the period beginning on or about January 2nd of a given year and ending on March 1st of the same year.
F. “Tax Season” means the time in which Licensee is granted a license to conduct the Promotion in a Kiosk and can either be for the Full Tax Season or for the Peak Tax Season.
G. “Tax Timeline” means a timeline describing the various phases and requirements, and the deadlines for each, of the Store (as defined below) selection process. An example of the Tax Timeline is attached to, and incorporated into, this Agreement as Exhibit B.
H. “Tax Returns” means a federal income tax return(s) that Licensee receives a fee for preparing.
I. “Store” or “Stores” means the “Wal-Mart” retail store operated by Retailer.
2. Granting Language, Final List and Pre-Approved Locations.

A. Retailer grants to Licensee, subject to the terms and conditions of this Agreement, the right to conduct the Promotion on dates specified in the applicable Tax Timeline. Retailer shall make each Store on the Final List available to Licensee no later than January 2nd of the applicable Tax Season. Licensee may begin construction of the Kiosk at any time after the Store is made available to Licensee, provided that no construction is conducted on a Saturday or Sunday.
B. Retailer shall provide Licensee with the applicable Tax Timeline no later than April 1st of the year preceding the applicable Tax Season.
(1) Each party shall perform all phases and meet all requirements described in the applicable Tax Timeline in accordance with the deadlines for each designated in the same Tax Timeline.
(2) Retailer makes no guaranties that Licensee or Licensee’s Franchisees will be allowed to conduct the Promotion in the same Stores each Tax Season of this Agreement.
C. Retailer shall provide Licensee, on or before the date designated in the applicable Tax Timeline, a final list of Stores in which Licensee is granted a license to conduct the Promotion for the applicable Tax Season (the “Final List”).
(1) Retailer’s obligation to provide Licensee with the Final List extends only to those Stores that Licensee has submitted to Retailer in accordance with this Agreement and the applicable Tax Timeline.
(2) If Retailer elects to close a Store included on the Final List prior to or during the applicable Tax Season, Retailer will use commercially reasonable efforts to provide Licensee with a substitute Store in which the Promotion may be conducted, but Licensee is under no obligation to accept the substitute Store. However, Retailer will not be liable under any circumstances for any loss (including, but not limited to, lost profits) sustained by Licensee, Licensee’s Franchisee, or both, as a result of either the Store closing or because a substitute location is not provided.
(3) Both Retailer and Licensee will be released from any further obligation under this Agreement, and Retailer will return to Licensee the pro rata share of any License Fee paid to Retailer in advance of Licensee’s use of the license granted under this Agreement, upon the occurrence of any of the following: (a) Retailer fails to provide a substitute Store in which the Promotion may be conducted; or (b) Retailer provides a substitute Store in which the Promotion may be conducted but the substitute Store is not the size of a “Wal-Mart Supercenter” and is not within a three (3) mile radius of the original Store and Licensee does not accept the substitute location.
D. Licensee shall construct the Kiosk at its own expense and in accordance with this Agreement and the applicable Tax Timeline.
(1) All construction by Licensee, as required by the preceding sentence, must comply with applicable codes, regulations, and laws.
(2) Licensee’s obligations to construct the Kiosk, as required by this Section 2D, includes, but is not limited to, carpentry and utilities.
(3) Licensee shall install and maintain, at no cost to Retailer, any telephone equipment required in the Kiosk and is responsible for the equipment, installation, and service charges.
(4) Licensee may use existing electrical utility service at the Store in which a Kiosk is located for the basic operation of the Kiosk at no additional charge over the amount set forth in Section 7, below.
(5) No construction may take place in a Store on the weekends.

E. Licensee and Licensee’s Franchisees shall conduct the Promotion, and such ancillary products as designated in Exhibit A (which is attached to and incorporated into this Agreement), within any Store on the Final List from a Kiosk located at one of the locations pre-approved by Retailer and designated in Exhibit C, which is attached to and incorporated into this Agreement, (the “Pre-Approved Location”).
(1) Retailer may relocate a Kiosk within the Store but has no obligation to provide Licensee or Licensee’s Franchisee, for any reason whatsoever, a substitute location for the Kiosk other than one of the Pre-Approved Locations. In the event that Retailer offers a substitute location for the Kiosk other than one of the Pre-Approved Locations, Licensee will have no obligation to operate the Promotion in the offered substitute location.
(2) Upon the mutual consent of Retailer and Licensee, the Kiosk may be moved within the Store but to a location other than a Pre-Approved Location. If Retailer seeks Licensee’s consent to relocate the Kiosk to a location other than a Pre-Approved Location, and if Licensee declines to consent, Licensee and Retailer may each be released from their respective obligations under this Agreement as to the applicable Kiosk and Store, and Retailer will return to Licensee the pro rata share of any License Fee paid to Retailer in advance of Licensee’s use of the license granted under this Agreement.
(3) If Retailer relocates a Kiosk (whether to a Pre-Approved Location or to a location other than a Pre-Approved Location to which Licensee consented) after Licensee installs telecommunications at the Kiosk, or if Retailer fails to notify Licensee of a pending relocation prior to Licensee installing telecommunications at the Kiosk, Retailer will reimburse Licensee for any direct costs Licensee incurs by moving and re-establishing telecommunications at the new location.
(4) Other than as provided in the preceding paragraph, Retailer is not liable to Licensee or to Licensee’s Franchisees for any loss as a result of the actual or requested relocation of the Kiosk including, but not limited to, lost profits.
3. Term and Renewal.
A. This Agreement commences on the effective date first noted above and continues until 11:59 pm central time on May 30, 2009 (the “Initial Term”), unless terminated earlier in accordance with Section 14, below.
B. This Agreement automatically renews for one (1) year at the expiration of the Initial Term.
4. Hours of Operation.
A. Licensee and Licensee’s Franchisees shall conduct the Promotion at each Kiosk during the following hours, unless prohibited by law:
(1) During the period from January 2nd (or such later date as Licensee begins operating in a particular Store) through January 21st, at least eight (8) hours per day Monday through Friday and at least five (5) hours per day each Saturday and each Sunday;
(2) During the period from January 22nd through February 29th, at least ten (10) hours per day Monday through Saturday, and at least five (5) hours per day each Sunday;
(3) During the period from March 1st through April 7th, at least seven and one-half (7 1/2) hours per day Monday through Friday, at least ten (10) hours per day each Saturday, and at least five (5) hours per day each Sunday; and
(4) During the period from April 8th through the end of the applicable Tax Season, at least ten (10) hours per day Monday through Saturday and at least five (5) hours per day each Sunday.

B. Licensee shall staff, and shall cause Licensee’s Franchisees to staff, each Kiosk with at least one (1) person at all times required by the preceding paragraph.
5. Signage.
A. Licensee shall post in a conspicuous location on the Kiosk signs informing prospective customers:
(1) That Licensee provides to customers, without charge to the customer, an estimate of cost for Licensee preparing the customer’s Tax Returns;
(2) Listing a toll free telephone number that customers may contact Licensee to address any problems; and
(3) Listing the Hours of Operation required in Section 4, above.
B. Retailer shall not permit advertising at any Store where a Kiosk is located by any third party relating to the operation of a tax preparation service or related business.
6. Maintenance.
A. Licensee shall maintain the Kiosk and keep the Kiosk clean, hazard free, and safe for customers and associates.
B. Retailer shall maintain all areas of the Store other than the Kiosk.
7. Licensee Fee; Commission; and Report.
A. Licensee shall pay to Retailer the applicable annual License Fee, as designated in Exhibit D, which is attached to and incorporated into this Agreement, in three (3) equal installments, with the first payment on or before the third business day prior to the end of January in the applicable Tax Season; the second payment on or before the third business day prior to the end of February in the applicable Tax Season; and the third payment on or before the third business day prior to the end of March in the applicable Tax Season.
B. Licensee also shall pay to Retailer on or before April 30th of the applicable Tax Season the Commission Rent designated on Exhibit D based on the number of Tax Returns prepared for customers of a particular Store.
C. Licensee shall submit to Retailer all payments due under this Agreement via wire transfer along with an excel spreadsheet detailing the distribution of payment for each Store in which a Kiosk is located. Licensee guarantees all payments due Retailer under this Agreement. Retailer shall provide account numbers for the wire transfer.
D. Licensee shall submit to Retailer contemporaneously with the Commission Rent a report showing the exact number of Tax Returns Licensee and Licensee’s Franchisees prepared at each Kiosk for customers of a particular Store during the applicable Tax Season.
E. In the event that a Store is changed from a Division 1 format or a Supercenter format to another format during a Tax Season, the amount Licensee owes to Retailer under this Agreement for the entire applicable Tax Season must be prorated based on the Store designation of the Store during the applicable Tax Season.
F. Licensee’s failure to comply with this Section 7 or with Exhibit D is a material breach of this Agreement.
8. Indemnification.
A. For the purposes of this Agreement:

(1) “Claim” means any action, cause of action, claim, or any other assertion of a legal right; damages including, but not limited to, consequential, future, incidental, liquidated, special, and punitive damages; diminution in value; fines; judgments; liabilities; losses including, but not limited to, economic loss and lost profits; regulatory actions, sanctions, or settlement payments; and reasonable fees and expenses of attorneys, accountants, experts, and investigators.
(2) “Indemnitee” means Retailer; Retailer’s subsidiaries, affiliates, officers, managers, members, directors, stockholders, employees, agents, and representatives; and Retailer’s lessor or other party to an agreement with Retailer related to Retailer’s purchase, lease, or use of the Store or the underlying land, which Retailer has a contractual obligation to indemnify for Claims in connection with the Store.
(3) “Indemnified Claim” means a Claim for which one party is obligated to indemnify, defend, and hold harmless the other party.
B. Licensee shall indemnify, defend, and hold harmless Retailer against any Claim, even if the Claim is groundless, fraudulent, or false, raised or asserted by a third party, including a government entity, in connection with or resulting from any actual or alleged:
A. Breach of this Agreement by Licensee or by Licensee’s Franchisees;
B. Negligence or willful misconduct by Licensee or Licensee’s Franchisees, while on Retailer’s property or in relation to Licensee’s performance under this Agreement;
C. The passive negligence, secondary liability, vicarious liability, strict liability, or breach of a statutory or non-delegable duty of Indemnitees, related, directly or indirectly, to any matter covered under this Section 8B or to the performance under this Agreement of Licensee or Licensee’s Franchisees; and
D. Any criminal conduct by Licensee or any of Licensee’s Franchisees while on Retailer’s property or in relation to Licensee’s performance under this Agreement.
C. Licensee’s obligation to indemnify, defend, and hold harmless the Indemnitees under this Section 8 is independent of, and not limited by, any of Licensee’s obligations under Section 9, below, even if damages or benefits are payable under worker’s compensation or other statutes or if Licensee breaches its obligations under this Section 8.
D. Licensee waives any right, at law or in equity, to indemnity or contribution from the Indemnitee, except as provided in Section 8F, below.
E. Licensee shall indemnify, defend, and hold harmless the Indemnitee unless and until a final judicial decision, from which there is no further right to appeal (including if such right to appeal has expired due to time limitations or other procedural causes), determined that the Indemnitee is not entitled to be indemnified, defended, and held harmless under this Agreement.
F. Retailer shall indemnify, defend, and hold harmless Licensee, Licensee’s Franchisees, and Licensee’s affiliates, subsidiaries, successors and assigns, officers, directors, agents and employees against all Claims for property damage and personal injury, including death, suffered, incurred, or asserted by any person arising solely out of an act or omission by Retailer, arising out of operations of the Store in which a Kiosk is located, or both. Retailer is not liable to Licensee or Licensee’s Franchisees, affiliates, subsidiaries, successors and assigns, officers, and directors, for any lost profits.

G. Indemnitee will not be liable to Licensee, nor to any of Licensee’s Franchisees, for any Claim relating to the negligence, willful misconduct, or intentional or criminal conduct of any of Licensee’s customers or Franchisees.
H. Each party receiving notice, from whatever source, of an Indemnified Claim shall upon receipt of such notice:
(1) Notify the Indemnitee, as soon as is commercially practical, of the assertion, filing, or service of any Indemnified Claim; and
(2) Immediately take all appropriate actions necessary to protect and defend the party that must be indemnified, defended, and held harmless under this Agreement against the Indemnified Claim.
I. Licensee shall cause the counsel engaged to defend the Indemnitee with respect to the Indemnified Claim to acknowledge receipt of, to accept, and to represent Indemnitee’s interest regarding the Indemnified Claim in accordance with “Wal-Mart’s Indemnity Counsel Guidelines.”
(1) If, in its sole discretion, the Indemnitee determines that a conflict of interest exists between the Indemnitee and the indemnifying counsel or that the indemnifying counsel is not pursuing a defense for the Indemnitee that is in the Indemnitee’s best interests, the Indemnitee may request that Licensee replace the indemnifying counsel.
(2) Licensee may not unreasonably withhold its consent to replace the indemnifying counsel and will replace the indemnifying counsel timely or cause the indemnifying counsel to be replaced timely.
(3) If Licensee unreasonably withholds consent or the indemnifying counsel is not timely replaced after the Indemnitee requested, the Indemnitee may replace the indemnifying counsel, and Licensee will reimburse the Indemnitee any costs incurred by the Indemnitee in replacing the counsel.
J. Under this Section 8 survives the termination or expiration of this Agreement until applicable law fully and finally bars all Claims against the Indemnitee. ALL OBLIGATIONS UNDER THIS AGREEMENT WILL BE ENFORCED TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW FOR THE BENEFIT OF THE INDEMNITEES. In the event that applicable law affects the validity or enforceability of this Section 8, then the applicable law will operate to amend this Section 8 to the minimum extent necessary to bring the provisions into conformity with the applicable law. This Section 8, as modified, will continue in full force and effect.
K. Any failure by Licensee to comply with this Section 8 is a material breach of this Agreement, which does not relieve Licensee of its obligations under this Section 8.
9. Insurance.
A. Licensee shall procure and maintain during the Initial Term and any renewal term of this Agreement, at no expense to Retailer, the following insurance coverage:
(1) Worker’s Compensation insurance with statutory limits, or if no statutory limits exist, with minimum limits of five hundred thousand dollars ($500,000) per occurrence, and Employer’s Liability coverage with minimum limits of ($500,000), for each employee for bodily injury by accident and for each employee for bodily injury by disease. Licensee shall cause Insurer (as defined below) to issue an endorsement providing stopgap insurance in monopolistic states in which a Kiosk may be located.
(2) Commercial General Liability insurance with a three million dollar ($3,000,000) minimum limit per occurrence for each Store in which a Kiosk is located or with per location aggregate limits for each Store in which a Kiosk is located. This Commercial General Liability policy may not contain an exclusion for contractual liability assumed by Licensee in this Agreement unless such coverage is provided by a separate policy with minimum limits equal to the Commercial General Liability insurance limits designated in the preceding sentence.
B. Licensee may satisfy the minimum limits required in Section 9A(1), Section 9A(2), and Section 9A(3), by procuring and maintaining Umbrella/Excess Liability insurance on an umbrella basis, in excess over, and no less broad than the primary liability coverage; with the same inception and expiration dates as the primary liability coverage it is in excess of; with minimum limits necessary to satisfy the required primary minimum limits; and which “drop down” for any exhausted aggregate limits of the primary liability coverage. Licensee shall cause Insurer (as defined below) to issue an endorsement to any policy Licensee procures in satisfaction of its obligations in this paragraph providing per location per occurrence limits or with per location aggregate limits for each Store in which a Kiosk is located and listing as Additional Insured the parties described below.
C. Licensee shall procure and maintain all insurance policies required in this Section 9 from an insurance carrier with a rating of B+ or better and a financial Size Category rating of VII or better, as rated in the A.M. Best Key Rating Guide for Property and Casualty Insurance Companies (the “Insurer”).
D. Additional Insureds are Wal-Mart Stores, Inc., its Subsidiaries and its Affiliates, and the directors, officers, shareholders, employees, agents, and representatives, and the respective successors and assigns of each, and any party Retailer has a contractual obligation to indemnify for Claims in connection with the Store.
E. All insurance policies required by this Section 9 must be primary, not in excess, and non-contributory.
F. Licensee shall submit to Retailer no later than January 2nd of the applicable Tax Season, Certificates of Insurance and endorsements evidencing Licensee’s compliance with this Section 9.
(1) All Certificates of Insurance must show as Certificate Holder “Wal-Mart Stores, Inc., its subsidiaries and affiliates” at 1300 S.E. 8th Street, Bentonville, Arkansas 72716-0850.
(2) All Certificates of Insurance and endorsements must show Licensee as the Named Insured.
G. Failure to comply with this Section 9 is a material breach of this Agreement. Licensee shall indemnify, defend, and hold harmless the Indemnitees against any Indemnified Claim that the required insurance would have covered but for Licensee’s breach.
10. Equipment. Retailer is neither responsible nor liable for any injury or damage to any person or property resulting from the use, misuse, or failure of any equipment Licensee or Licensee’s Franchisees use even if Retailer furnishes, rents, or loans the equipment to Licensee or Licensee’s Franchisees.
A. The acceptance or use of equipment furnished, rented, or loaned to Licensee or Licensee’s Franchisees by Retailer is an acceptance by Licensee of full responsibility for any Claim.
B. Licensee shall indemnify, defend, and hold harmless the Indemnitees in accordance with Section 8, above, against any Claims in connection with the equipment that Retailer furnishes, rents, or loans to Licensee or Licensee’s Franchisees.
11. Customer Service and Record Ownership
A. Licensee shall conduct at least two (2) random personal visits of each Kiosk during the applicable Tax Season to ensure compliance with all Licensee’s and Retailer’s rules and regulations; and shall provide Retailer with a summary of each visit no later than thirty (30) days following the applicable visit.
B. Licensee shall promptly respond, resolve, or both, all customer complaints related to the Promotion.

C. All files and information related to Licensee’s and Licensee’s Franchisee’s customers remain the property of Licensee.
12. Taxes and Permitting
A. Licensee shall determine whether a sales tax number is required to conduct the Promotion and which, if any, federal, state, and local licenses and permits are required to conduct the Promotion and shall secure, at no cost to Retailer all such sales tax numbers and all applicable licenses and permits as may be required.
(1) Licensee shall not use any of Retailer’s sales tax numbers or licenses and permits.
(2) Licensee’s Franchisees shall not use any of Retailer’s sales tax numbers or licenses and permits.
B. Licensee shall pay all appropriate tax liabilities levied upon its operation of the Promotion.
13. Use of Name
A. Licensee shall not use Retailer’s trade names, trademarks, service names, service marks, or logos without the prior written consent of Retailer. Neither Licensee nor Licensee’s Franchisees may list Retailer as a customer in any press releases, advertisements, trade shows, posters, reference lists, or similar public announcements without Retailer’s prior, written permission.
B. Retailer shall only use Licensee’s name to advertise the fact that Licensee is engaged in the Promotion at participating Stores, but Retailer is not obligated to advertise the fact that Licensee is engaged in the Promotion at participating Stores.
14. Default and Termination.
A. Each of the following constitutes an “Event of Default” under this Agreement.
(1) A material breach of this Agreement that remains uncured more than fifteen (15) days after the non-breaching party notifies the breaching party, in writing, of the breach.
(2) A non-material breach of this Agreement that remains uncured more than thirty (30) days after the non-breaching party notifies the breaching party, in writing, of the breach.
(3) Any action by Licensee or Licensee’s Franchisee that Retailer, in its reasonable discretion, determines constitutes unprofessional conduct, that may harm Retailer’s reputation, or that may result in or do result in criminal charges against Licensee, Licensee’s Franchisees, or both.
(4) Any failure by Licensee or by Licensee’s Franchisees to staff a Kiosk with at least one (1) appropriately trained person for at least three (3) consecutive days at any time after any part of the Kiosk is installed on the floor (even if the Kiosk is not fully operational), or if Retailer relocates Licensee after any part of the Kiosk is installed on the floor, any failure by Licensee or by Licensee’s Franchisees to staff a Kiosk with at least one (1) appropriately trained person for at least three (3) consecutive days after any part of the Kiosk is installed in the new location (even if the Kiosk is not fully operational).
(5) Either party becomes insolvent or bankrupt, files a voluntary petition in bankruptcy, makes an assignment for the benefit of creditors, consents to the appointment of a trustee or receiver, or ceases paying its debt in the ordinary course as they become due or becomes insolvent.
(6) A trustee or receiver is appointed for a substantial part of the properties of either party and the appointment is not dismissed within thirty (30) days.

(7) Bankruptcy reorganization, arrangement, or liquidation proceedings instituted by or against either party, and if against that party, are consented to or are not dismissed within thirty (30) days.
B. Upon an Event of Default, the non-defaulting party may terminate this Agreement in its entirety or as to a particular Kiosk by providing written notice to the defaulting party ten (10) days prior to the effective termination date.
C. Licensee may terminate this Agreement in its entirety or as to one or more Kiosks upon written notification of the termination by Licensee to Retailer no later than February 20th of the applicable Tax season. However, Licensee remains liable to Retailer for all applicable License Fees, Commission Rent, and any other payment due Retailer from Licensee or Licensee’s Franchisee under this Agreement.
D. Either party may terminate this Agreement, without cause, anytime between April 16th and May 1st of preceding the applicable Tax Season upon written notice to the other party.
E. If Licensee’s Franchisee fails to enter into an agreement with Licensee under which Licensee’s Franchisee is obligated to conduct the Promotion at a particular Store on the Final List, Licensee may elect to be released from its obligations under this Agreement as to the particular Store only provided that Licensee notify Retailer, in writing, of the failure and of its election on the later of either September 19th of the year preceding the applicable Tax Season or three (3) weeks after the date this Agreement is executed by both Retailer and Licensee.
F. If this Agreement terminates as a result of an Event of Default or in accordance with Section 14C or Section 14D, above, Licensee and Licensee’s Franchisees will remove all Kiosks, equipment, and property from the Store in which the Kiosk was located and to which this Agreement was terminated within three (3) weekdays following the effective date of the termination.
G. Termination of this Agreement in its entirety terminates each license granted. Termination of this Agreement as to a particular Kiosk terminate the license as to that Kiosk.
H. At the expiration of each applicable Tax Season, Licensee and Licensee’s Franchisees shall remove all Kiosks, equipment, and property from seventy five percent (75%) of the Stores in which a Promotion was conducted during the applicable Tax Season within the first three (3) weekdays following end of the applicable Tax Season and shall remove all Kiosks, equipment, and property from the remaining twenty five percent (25%) of the Stores in which a Promotion was conducted during the applicable Tax Season within the first five (5) weekdays following the end of the applicable Tax Season.
(1) Retailer is not responsible for any costs to Licensee or to Licensee’s Franchisees incurred in the removal of equipment and property as required in the preceding paragraph.
(2) In the event that any equipment or property is not removed in accordance with Section 10B, Retailer may consider any equipment or property abandoned and may dispose of the equipment and property by any reasonable means necessary to free the space; Retailer may charge Licensee for any costs thereby incurred.
15. Audit.
A. Retailer, at its own expense, may audit such books and records of Licensee and Licensee’s Franchisees as necessary to determine the number of Tax Returns prepared at each Kiosk or to determine the gross revenue generated at each Kiosk, but shall not have access to or be entitled to review any taxpayer information.
B. Retailer shall notify Licensee of Retailer’s election to audit Licensee’s and Licensee’s Franchisees books in accordance with the preceding paragraph seven (7) days prior to the audit.

C. All audit conducted by Retailer or by Retailer’s agents, employees, and representatives, must be conducted during Licensee’s regular business hours, at the location such records are maintained, and may not be conducted during any Tax Season.
16. Limitation of Liability.
A. Except for Retailer’s Obligations under Section 8, above, the maximum liability, if any, of Retailer for all damages related to a breach of this Agreement is limited to an amount not to exceed the total amount Licensee owes under this Agreement for the Tax Season in which the breach occurs. In no event, and regardless of which theory of law Licensee seeks damages, will Retailer be liable for any indirect, punitive, exemplary, incidental, consequential, or special damages including, without limitation, lost profits, lost income, lost revenues, business interruption, or lost business arising from (i) the relationship between the Parties (including all prior dealings and Agreements), (ii) the conduct of business under this agreement, (iii) breach or termination of this Agreement, or (iv) business relations between the Parties even if the Parties advised each other of the possibility of such damages. Licensee agrees that Licensee’s exclusive remedy, in law or in equity, to recover damages is defined by this Agreement and further limited by this Paragraph.
B. Licensee expressly agrees Retailer is not liable to Licensee’s Franchisees for any breach of this Agreement and further agrees that Retailer’s liability to Licensee’s Franchisees, if any, is limited by the preceding paragraph.
C. Except for Licensee’s Indemnification Obligations under Section 8 and Insurance Obligations under Section 9, above, the maximum liability, if any, of Licensee to Retailer for all damages related to a breach of this Agreement is limited to ten thousand dollars ($10,000) for each Store in which a Promotion is conducted that is affected by the breach. In no event, and regardless of which theory of law Retailer seeks damages, will Licensee be Liable for any indirect, punitive, exemplary, incidental, or special damages, including business interruption, arising from (i) the relationship between the parties (including all prior dealings and agreements), (ii) the conduct of business under this Agreement, (iii) breach or termination of this Agreement, or (iv) business relations between the parties even if the parties advised each other of the possibility of such damages. Retailer agrees that Retailer’s exclusive remedy, in law or in equity, to recover damages id defined by this Agreement and further limited by this paragraph.
17. Compliance.
A. Licensee shall comply, and shall cause Licensee’s Franchisees to comply, with all federal, state, and local laws, rules, orders, directives, and regulations pertaining to its operations within the Leased Premises including, but not limited to and as amended, the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621, et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. §12101, et seq.; the Child Labor Act, 29 U.S.C. §212, et seq.; the Civil Rights Act of 1964, et seq.; the Economic Dislocation and Worker Adjustment Act, 29 U.S.C. §565, et seq.; the Employee Polygraph Act of 1988, 29 U.S.C. §2001, et seq., the Equal Pay Act of 1963, 29 U.S.C. §201, et seq.; the Fair Labor Standards Act of 1938, 29 U.S.C. §201, et seq.; the Family and Medical Leave Act of 1993, 29 U.S.C. §2601, et seq.; the Immigration Reform and Control Act of 1986, 8 U.S.C. §1324a, et seq.; the Older Worker Benefit Protection Act, 29 U.S.C. §621, et seq.; and the Omnibus Budget Reconciliation Act of 1986, 29 U.S.C. §623, et seq.; and all other applicable laws, statutes, and regulations.

B. Retailer has absolutely no responsibility, obligation, or liability for the hiring and other employment practices of Licensee and Licensee’s Franchisees. Licensee warrants and represents that it and Licensee’s Franchisees have a policy to:
(1) Comply in all respects with all immigration laws and regulations;
(2) Properly maintain all records required by the United States Citizenship and Immigration Services (the “USCIS”) including, without limitation, the completion and maintenance of the Form I-9 for each party’s employees;
(3) Respond in a timely fashion to any inspection requests related to such I-9 Forms;
(4) Cooperate fully in all respects with any audit, inquiry, inspection, or investigation the USCIS may conduct of such party or any of its employees;
(5) Conduct annual audit of the I-9 Forms for its employees;
(6) Promptly correct any defects or deficiencies the audit reveals; and
(7) Require all subcontractors performing any work required by this Agreement to comply with the covenants set forth in this Section 17B.
C. With respect to its business operations in the Kiosk, Licensee shall comply, and shall cause Licensee’s Franchisees to comply, with the Comprehensive Environmental Response, Compensation and Liability Act, the Superfund Amendment and Reauthorization Act, the Resource Conservation Recovery Act, the Federal Water Pollution Control Act, the Federal Environmental Pesticides Act, the Clean Water Act, any federal, state, or local “Superfund” or “Super Lien” statute, or any other statute, law, ordinance, code, rule, regulation, order , or decree, including any amendments thereto, regulating, relating to, or imposing liability (including strict liability), or standards of conduct concerning any Hazardous Substance or any escape, seepage, leakage, spillage, emission discharge, or release of any Hazardous Substance or material resulting from Licensee and Licensee’s Franchisees use, handling, management, storage, transportation and disposal of any Hazardous Substance in, about, or under the Store in which a Kiosk is located.
D. Licensee shall comply, and shall cause Licensee’s Franchisees to comply, with the provisions of the Americans with Disabilities Act (“ADA”) in complying with its obligations under this Agreement.
E. Licensee represents and warrants that neither it nor Licensee’s Franchisees are:
(1) A person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”), as maintained by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) at http://www.ustreas.gov/offices/enforcement/ofac/sdn, with which a U.S. person or entity cannot deal with or otherwise engage in business transactions;
(2) A person or entity who is otherwise the target of U.S. economic sanctions and trade embargoes enforced and administered by OFAC, such that a U.S. person or entity cannot deal or otherwise engage in business transactions with Licensee and Licensee’s Franchisees;
(3) Either wholly or partly owned or wholly or partly controlled by any person or entity on the SDN List, including without limitation by virtue of such person being a director or owning voting shares or interests in an entity on the SDN List;
(4) A person or entity acting, directly or indirectly, for or on behalf of any person or entity on the SDN List; or

(5) A person or entity acting, directly or indirectly, for or on behalf of a foreign government that is the target of the OFAC sanctions regulations such that the entry into this Agreement would be prohibited under U.S. law.
F. Licensee shall, and shall cause Licensee’s Franchisees to, inquire diligently into and screen the qualifications of each employee, agent, or representative operating out of the Leased Premises, and no one that may pose a reasonably ascertainable risk to the safety or property of Wal-Mart or its Associates, customers, or business invitees is permitted on Wal-Mart property.  For purposes of this paragraph, “inquire diligently into and screen” means conducting a criminal background check in accordance with federal and state law, properly checking references, and using such other methods to determine qualifications that a reasonable and prudent employer might utilize under the circumstances.  Also, “risk” means any propensity to engage in violence, sex crimes, fraud, theft, vandalism, or any other conduct likely to result in harm to a person or property. Failure to comply with this provision constitutes a material breach of this Agreement.
G. Licensee and Licensee’s Franchisees, and any agent, employee, or representative of either Licensee or Licensee’s Franchisees, should remove immediately from the Store any merchandise purchased from Retailer.
(1) Licensee and Licensee’s Franchisees, and any agent, employee, or representative of either Licensee or Licensee’s Franchisees, may not bring into the Kiosk any merchandise purchased from Retailer unless the merchandise is purchased for use by Licensee and Licensee’s Franchisees, and any agent, employee, or representative of either Licensee or Licensee’s Franchisees, in the operation of its business in the Kiosk or unless the merchandise is purchased for immediate consumption by Licensee or Licensee’s Franchisees, or by any agent, employee, or representative of either Licensee or Licensee’s Franchisees.
(2) Licensee and Licensee’s Franchisees, and any agent, employee, or representative of either Licensee or Licensee’s Franchisees, must keep a receipt for the merchandise purchased with the merchandise at all times while the merchandise is in either the Kiosk or the Store.
(3) No merchandise for which Licensee or Licensee’s Franchisees, or any agent, employee, or representative of either Licensee or Licensee’s Franchisees, has not paid may be removed from the Store or brought into the Kiosk.
(4) Any purchase by Licensee and Licensee’s Franchisees, and any agent, employee, or representative of either Tenant or Sublessee, is subject to search according to Retailer’s security procedures applicable to other customers of Retailer. Any one removing, or involved in the removal of, merchandise, either from the Store or into the Kiosk, without first paying for the merchandise may be trespassed from the Store or all of Retailer’s property, may be treated as a shoplifter, or both. Shoplifters may be subject to prosecution.
H. Retailer shall provide Licensee with a copy of the Wal-Mart Licensee Handbook (“Handbook”), and Licensee shall comply and shall ensure that Licensee’s Franchisees, and the Franchisees of Licensee’s Franchisees comply with the Handbook.
(1) Licensee shall ensure that Licensee’s Franchisees conducting the Promotion, and that the Franchisees of Licensee’s Franchisees conducting the Promotion, are sufficiently trained and appropriately qualified to conduct the Promotion consistent with the first-class operations and facilities of Retailer.
(2) Licensee shall ensure that Licensee’s Franchisees, and the Franchisees of Licensee’s Franchisees, are appropriately attired and groomed and that each maintains a pleasant and courteous attitude toward customers.

(3) Licensee will reassign any of Licensee’s employees and will require Licensee’s Franchisees to reassign a Franchisee employee, as applicable, at Retailer’s request.
(4) Retailer, in its sole judgment and discretion, may deny entry to or remove from its premises Licensee and Licensee’s Franchisees, or any agent, employee, or representative of either Licensee or Licensee’s Franchisees, who violates any of Retailer’s rules or regulations.
18. Miscellaneous
A. Financial Services. Licensee covenants and warrants that neither it nor Licensees Franchisees, affiliates, subsidiaries, or assigns, will directly offer any financial services in any Store to Retailer’s customers or shoppers other than the services that are provided as part of the Promotion, including the ancillary products listed on Exhibit A. Despite the preceding sentence, where allowed by law, Licensee may contact any of its clients outside of any Store about the client’s interest in financial services and may offer, in the course of the Promotion, its refund settlement products including, without limitation, refund anticipation loans, refund anticipation checks, and IRA’s. Any breach of this Section is a material breach of this Agreement.
B. Independent Contractor. The relationship created between the parties by this Agreement is that of independent contractor, and except as set forth elsewhere in this Agreement, neither party has the right to direct and control the day-to-day operations of the other or to create or assume any obligation on behalf of the other party for any purpose whatsoever. Nothing in this Agreement constitutes the parties as partners, join venturers, co-owners, or otherwise as participants in a joint or common undertaking. Neither party owns the assets, customers, or business of the other. Except as set forth elsewhere in this Agreement, each party is solely responsible for that parties financial obligations associated with the party’s business.
C. Exclusivity. Retailer has or may have relationships with other business, persons, or entities, engaged in providing services and products similar to or competitive with the Promotion; Licensee has or may have relationships with other retailers to provide tax return preparation services at or from locations operated by such other retailers. Licensee and Retailer agree that neither Retailer’s relationship with such other tax return preparation businesses, nor Licensee’s relationship with such other retailers, gives rights of any kind to the other party. Despite the previous sentence, Retailer will not allow any person or entity other than Licensee to conduct the Promotion at any Store in which a Kiosk is located.
D. Assignment. The license granted by this Agreement is personal to Licensee and is not assignable, except to franchisees of Licensee operating under a separate franchise agreement. Any attempt by Licensee or by a franchisee of Licensee to assign, encumber, or otherwise transfer the license granted by this Agreement terminates the privileges granted by the license under this Agreement.
E. Authority. Each Retailer enters into this Agreement severally and solely as to the Store it operates and in which the Kiosk is located and without any obligation with respect to any other Store. Accordingly, only the respective Retailer that operates the Store in which such Kiosk is located may execute, for a Kiosk, an Attachment A.
F. Entire Agreement. This Agreement (together with the Annexes, schedules, exhibits, amendments, addendums hereto) constitutes the entire agreement of the parties, and supersedes all prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof.
G. Notice. Any notice required by this Agreement must be in writing and delivered either by hand; by commercial courier; or by placing notice in the U.S. mail, certified mail, return receipt requested, properly addressed and with sufficient postage.

(1) Notice is deemed received on delivery if by hand; one (1) business day (Monday through Friday) after deposit with the commercial courier, provided deposit is done timely so as to effect next business day delivery, if by commercial courier; or three (3) business days after placing the notice in the U.S. mail, properly addressed and with sufficient postage for certified mail, return receipt requested.
(2) Notice intended for Licensee must be sent to H&R Block Services, Inc., Attention: Dave Santee, One H&R Block Way, Kansas City, Missouri 64105, with copy to H&R Block Services, Inc., Attention: Legal Department, One H&R Block Way, Kansas City, Missouri 64105.
(3) Notice intended for Retailer must be sent to: Wal-Mart Stores, Inc., Other Income, 1300 SE 8th Street, Bentonville, AR 72716-0850, with a copy to: Wal-Mart Stores, Inc., Wal-Mart Stores Division – Legal, Office of the General Counsel, 702 SW 8th Street, Bentonville, AR 72716-0185.
H. Governing Law. The parties mutually acknowledge and agree that this Agreement, and any property or tort disputes between the parties, will be construed and enforced in accordance with the laws of the State of Arkansas, without regard to the internal law of Arkansas regarding conflicts of law. The parties mutually acknowledge and agree that they shall not raise in connection therewith, and hereby waive, any defenses based upon venue, inconvenience of forum or lack of personal jurisdiction in any action or suit brought in accordance with the foregoing.
I. Jurisdiction and venue. For any suit, action, or legal proceeding arising from this Agreement or from any property or tort dispute between the parties, the parties exclusively consent and submit to the jurisdiction and venue of the state courts of Arkansas situated in Benton County, Arkansas or the federal courts situated in the Western District of Arkansas. The parties acknowledge that they have read and understand this clause and willingly agree to its terms.
[signature page to follow]

Signed:

Witness:	Landlord:

	/s/ Taylor Smith	8-22-07

Attest:	Taylor Smith Wal-Mart Stores, Inc.	Date

Witness:	Landlord:

	/s/ Taylor Smith	8-22-07

Attest:	Taylor Smith Wal-Mart Stores East, LP	Date

Witness:	Landlord:

	/s/ Taylor Smith	8-22-07

Attest:	Taylor Smith Wal-Mart Stores Texas, LLC	Date

Witness:	Landlord:

	/s/ Taylor Smith	8-22-07

Attest:	Taylor Smith Wal-Mart Louisiana, LLC	Date

Signed:

Witness:	Tenants:

Kristin Kratofil	/s/ Margaret Latshaw	8/15/07

	Signature	Date
Attest:
Margaret Latshaw

Printed Name

Exhibit A
Products
Licensee may offer the following ancillary products if provided in accordance with this Agreement and subject to any conditions noted below:
Peace of Mind Extended Service Plan — H&R Block clients can purchase the extended service plan that pays additional tax liability resulting from an H&R Block error and provides representation in the event the client is audited.
H&R Block Emerald Prepaid MasterCard — a prepaid debit card obtained during the tax interview that can receive direct deposits of refunds, RALs and RACs (as each term is defined below). After Tax Season 2008, Licensee must receive Retailer’s written approval to provide this ancillary product during a Tax Season at least thirty (30) days prior to the applicable Tax Season.
Refund Anticipation Loan (RAL) — bank product that allows H&R Block clients, for a fee, to receive a loan in the amount of their anticipated federal tax refund in as little as 24 hours. Loan proceeds can be deposited into a client’s bank account, the Emerald Card, or received in the form of a check.
Instant Refund Anticipation Loans (IRALs) — bank product that allows H&R Block clients, for a fee, to receive a loan in the amount of their anticipated federal tax refund in an instant disbursement. Loan proceeds can be deposited into a client’s bank account, the Emerald Card, or received in the form of a check.
Refund Anticipation Check (RAC) — bank product that allows H&R Block clients to receive the amount of their federal tax refund (minus a bank fee) within 8-15 days after completing their taxes at an H&R Block office.
H&R Block Easy Savings Account® — a savings account for H&R Block clients with short- or mid-term savings needs.
H&R Block Easy IRA® — a savings product for H&R Block clients who have longer-term savings goals. The IRA can be funded with a client’s tax refund and is often a benefit for clients to enable them to become eligible for tax benefits such as the Saver’s Credit or other credits and may reduce their taxable income. With the H&R Block Easy IRA, the client can choose either a Roth or traditional IRA, based on their unique situation and savings goals.
Second Look® — Line by line review of current year federal, state and local tax returns prepared by someone other than HRB, which includes HRB’s Standard Guarantee

Exhibit B
T A X   T I M E   L I N E
Commitments for 2008

START DATE	ACTION	END DATE

4/2/07	Wal-Mart sends list of all stores that had no tax kiosk last year to tax companies. Tax Companies can send Wal-Mart one list of stores by 4-20-07 they are interested in persuing for next year. Wal-Mart will take this input into consideration when compiling the Phase 2 list.	4/2/07

4/2/07	Wal-Mart sends OPSUSR email to stores with Tax Kiosk this year explaining Pre-Commitments for next year	4/5/07	PHASE 1

4/9/07	Tax Companies approach Store Managers in their existing kiosk locations to ask for a Pre-Commitment for next year	4/20/07

4/23/07	Tax Companies email Wal-Mart one complete list of all Pre-Committed stores for next year.	4/23/07

4/24/07	Wal-Mart works on Phase 2 list	4/29/07

4/30/07	Wal-Mart sends Tax Companies their specific stores they can approach for commitments.	5/4/07	PHASE 2

5/7/07	Tax Companies can approach stores on their list for commitments.	7/8/07

7/9/07	Tax Companies send Wal-Mart one list of all stores they have commitments for from the list Wal-Mart sent on 4-30-07.	7/9/07

7/10/07	Wal-Mart works on compiling master Tax Commitment List and prepares an “Open Season” list of stores still un-committed.	7/13/07

7/16/07	Wal-Mart sends Tax Companies an email explaining the “Rules of Engagement” for the next round of store visits.	7/20/07

7/23/07	Wal-Mart sends “Open Season” store list to all Tax Companies.	7/23/07	PHASE 3

7/24/07	Tax Companies solicit stores on “Open Season” list to get commitments for next year	9/8/07

9/10/07	Tax Companies send Wal-Mart one list of all stores they have commitments on from the “Open Season” list Wal-Mart sent on 7-23-07	9/10/07

9/11/07	Wal-Mart works on FINAL LIST	9/14/07

9/14/07	Wal-Mart sends each Tax Company their Final List according to Wal-Mart’s book-keeping.	9/14/07

9/17/07	Tax Companies compare their final list to Wal-Mart’s final list. Tax Companies prepare one list to send to Wal-Mart of discrepancies.	9/18/07

9/19/07	Send Wal-Mart one list of any discrepancies on Final List	9/19/07

9/20/07	Wal-Mart works on Final List	9/20/07

9/21/07	Wal-Mart sends Final List to Tax Companies	9/21/07

11/1/07	All TELE-COM phone and data cables must be ran by this date or will have to wait until after 12-27-07 to be ran.

Exhibit C
Stock Room Layaway Stock Room DEPTS 19/44 Fabrics/Crafts DEPTS 20/21/22 Domestics DEPT 17 Home Furnishings DEPT 24 Boys DEPT 10 Automotive DEPT 9 Automotive DEPT 7 Toys DEPT 16/36 Lawn/Garden DEPT 8 Pets DEPT 11 Hardware DEPT 12 Paint DEPT 16
DEPTS 4/13 Paper Goods/ Chemicals DEPT 5/6 Home Entertainment Cameras DEPT14 Housewares DEPT 3 DEPT 1 DEPT 18 DEPT 3 Office Supplies DEPTS. 2/40/46 Health & Beauty Aids Cosmetics & Pharmacy DEPT 23 Menswear Service Desk Restrooms Radio Grill DEPT 25 Shoes DEPT 32 Jewelry DEPTS 27/28 DEPTS 29/30 Ladies Intimate Apparel DEPT 31 Ladies Accessories Bodywear DEPT 25 Women’s Sizes 14W – 22W
DEPT 34 Design
Career
Traditional
Control
DEPT 36
Active
Juniors
GENERAL SEASONAL CHECK OUTS DEPT 26 Infants/ Toddlers DEPT 33 Girls Division 1 Approved Tax Locations

DEPTS 19/44 Crafts DEPTS 25 DEPTS 20/21/22 Crafts DEPT 9 Sporting Goods DEPT 10 Automotive DEPT 12 Paint DEPT 17 Furniture DEPT 7 Crafts General Hardware DEPT 5/6 Home Entertainment 1 HR Photo DEPT 31 Accessories DEPT 32 Jewelry DEPT 14/15 Housewares DEPT 3 Cards/Stationery DEPT 34/36 Ladies/ Women’s DEPT 16/56 AUTOMOTIVE CENTER SNACK BAR Vision Center Restrooms DEPT 23 Ladies/ Women’s DEPT 33 Girls DEPT 24 Boys DEPT 26 Infant/ Toddlers Dept 7 Dept 1 Candy Dept 3 Office DEPT 27/28 Hosiery DEPT 29/30 Lingerie DEPT 23 Mens Dressing Rooms DEPT 8 DEPT 4/13 DEPT 11 Hardware
SuperCenter Approved Tax Locations
LAYAWAY DAIRY DELI CAFE DELI MEATS PRODUCE BAKERY Dept 46/49 Cosmetics
Dept 40
Dept
CHECKOUTS

Exhibit D
License Fee Schedule
Licensee shall pay Retailer for each Kiosk in accordance with this Agreement as designated below.

		Supercenter Stores		Div. 1 Stores
Annual License Fee	Full Tax Season Kiosk	$	[***]	$	[***]

	Peak Tax Season Kiosk	$	[***]	$	[***]

# of Tax
Commission Rent	Returns	Supercenter Store		Div. 1 Store
Full Tax Season Kiosk	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]

Peak Tax Season Kiosk	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]
	[***]	$	[***]	$	[***]